Exhibit 99.3

INTERIM CONDENSED FINANCIAL STATEMENTS

Smooch Labs, Inc.

Unaudited condensed financial statements of Smooch Labs, Inc.

As of and for the nine months ended September 30, 2015, and 2014

SMOOCH LABS, INC.

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets

Current asset:
Cash	$69,000	$29,000

Security deposits	6,000	3,000
Total assets	$75,000	$32,000

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable	$197,000	$-
Accrued liabilities	240,000	44,000
Convertible notes payable - current portion	315,000	-
Related party loans payable - current portion	145,000	80,000
Total current liabilities	897,000	124,000
Convertible notes payable, net of current portion	402,000	199,000
Related party loans payable, net of current portion	70,000	-
Derivative liability	378,000	64,000
Total liabilities	1,747,000	387,000

Commitments and contingencies

Stockholders' deficit:
Common stock, $.01 par value 5,000 authorized;
4,000 issued and outstanding, at stated value of:	-	-
Additional paid-in capital	141,000	98,000
Accumulated deficit	(1,813,000)	(453,000)
Total stockholders’ deficit	(1,672,000)	(355,000)

Total liabilities and stockholders’ deficit	$75,000	$32,000

See accompanying notes

SMOOCH LABS, INC.

STATEMENTS OF OPERATIONS

For the nine months ended September 30,

(unaudited)

	2015	2014

Revenue	$-	$-
Costs and expenses:
Cost of revenue	386,000	67,000
Technical operations	3,000	1,000
Development	226,000	108,000
General and administrative	471,000	43,000
Total cost and expenses	1,086,000	219,000

Operating loss	(1,086,000)	(219,000)
Unrealized loss on derivative liability	(164,000)	-
Interest expense	(110,000)	(6,000)
Net loss	$(1,360,000)	$(225,000)

See accompanying notes

SMOOCH LABS, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the nine months ended September 30, 2015

(unaudited)

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-in Capital	Deficit	Total

BALANCE, December 31, 2014	4,000	$-	$98,000	$(453,000)	$(355,000)
Stock-based compensation to non-employees	-	-	43,000	-	43,000
Net loss	-	-	-	(1,360,000)	(1,360,000)
BALANCE, September 30, 2015	4,000	$-	$141,000	$(1,813,000)	$(1,672,000)

See accompanying notes

SMOOCH LABS, INC.

STATEMENTS OF CASH FLOWS

For the nine months ended September 30,

(unaudited)

Cash flows from operating activities:	2015	2014
Net loss	$(1,360,000)	$(225,000)
Adjustments to reconcile net loss to cash used in operating activities:
Non-employee stock-based compensation	43,000	18,000
Amortization of debt discount	69,000	4,000
Loss on derivative	164,000	-
Changes in operating assets and liabilities:
Security deposits	(3,000)	(5,000)
Accounts payable	197,000	-
Accrued liabilities	195,000	57,000
Net cash used in operating activities	(695,000)	(151,000)

Cash flows from financing activities:
Proceeds from related party loans payable	260,000	20,000
Repayments of related party loans payable	(125,000)	-
Proceeds from convertible notes payable	600,000	165,000
Proceeds from issuance of common stock	-	27,000
Net cash provided by financing activities	735,000	212,000
Net increase in cash	40,000	61,000
Cash, beginning of period	29,000	-
Cash, end of period	$69,000	$61,000

Supplemental disclosure of cash flow information:
Cash paid for interest	$12,000	$2,000

See accompanying notes

SMOOCH LABS, INC.

NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 AND 2014

(unaudited)

Note 1. Background

Smooch Labs, Inc. (the “Company”), a Delaware corporation, was founded in January of 2014, and is the developer and operator of JSwipe, a mobile dating application that enables Jewish individuals to find and date partners with similar interests (“JSwipe”). The JSwipe application was launched in April 2014.

The JSwipe application is free to download and use. The Company has not yet generated any revenue and anticipates monetizing the application using a subscription model.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The interim period in 2014 is from January 6, 2014 (inception) to September 30, 2014.

In the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair statement of the unaudited condensed financial statements as of and for the nine months ended September 30, 2015 and 2014, have been recorded.  These unaudited condensed financial statements should be read in conjunction with our audited financial statements for the year ended December 31, 2014.

The accompanying condensed financial statements reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations, stockholders’ equity (deficit) and cash flows for the interim periods, but are not necessarily indicative of the results of operations to be anticipated for the full year ending December 31, 2015.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from those estimates and differences can be significant. Significant estimates and assumptions reflected in the accompanying financial statements include, but are not limited to, the valuation of stock-based compensation to non-employees and the realizability of deferred tax assets.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash. Cash is maintained with financial institutions and at times may exceed Federal Deposit Insurance Corporation insurance limits.

Fair Value Measurement

Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, the Company applies a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Other inputs that are directly or indirectly observable in the marketplace for similar assets or liabilities.

Level 3 – Unobservable inputs which are supported by little or no market activity

The Company’s financial instruments include cash, accounts payable and non-convertible debt are carried at cost, which approximates their fair values due to the short-term maturity of these instruments.

Convertible Notes and Derivative Liability

The Company separately accounts for derivatives embedded within issued convertible notes. The embedded derivative is recorded at fair value on the date the convertible notes were issued with subsequent changes in fair value recognized as a gain or loss on derivative in the statements of operations. The convertible notes are recorded at a discount equal to the difference between the loan proceeds received and the fair value of the embedded derivative at the date of issuance. The convertible notes discount is amortized over the life of note as part of interest expense using the effective interest method.

Income Taxes

The Company accounts for incomes taxes using the asset and liability method. Accordingly, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years those temporary differences are expected to be recovered or settled. Management is required to assess whether a valuation allowance should be recorded against its deferred income tax assets based on the consideration of all available evidence, using a "more likely than not" realization method. Valuation allowances are established to reduce deferred taxes to the amount expected to be realized.

In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the Company’s tax loss carry-forwards remain deductible.

The Company operates in taxing jurisdictions within the United States. The Company has filed tax returns with positions that may be challenged by Federal and State tax authorities. These positions relate to the deductibility of certain expenses as well as other matters. Although the outcome of tax audits is uncertain, management regularly assesses its tax position for such matters and, in management’s opinion, there are no material positions that are unlikely to be sustained. Therefore no accrual for uncertain tax positions has been made.

The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax (benefit) provision.

Cost of Revenue

Cost of revenue consists primarily of direct marketing costs, data center expenses, and stock-based compensation to certain vendors. Direct marketing costs are expensed in the period incurred and primarily represent online marketing, including payments to search engines and affiliates. The Company incurred direct marketing costs of $269,000 and $57,000 for the nine months ended September 30, 2015 and 2014, respectively.

Technical Operations

Technical operations consist of system costs necessary to support its corporate technology requirements including external software.

Development

Development expenses relate primarily to stock-based compensation issued to third party consultants involved in the development, enhancement and maintenance of its mobile application, JSwipe.

General and Administrative

General and administrative expenses relate primarily to professional fees, occupancy, and other overhead costs.

Stock-Based Compensation to Non-Employees

The Company recognizes the grant date fair value of fully vested non-forfeitable options awarded to non-employees as an expense on the date of the grant. For options granted to non-employees that vest over time, the fair value of such options are determined on the initial grant date, subsequently re-valued at each reporting period date until fully vested, and are recognized ratably over the vesting period. The amounts previously recorded for options subsequently forfeited are reversed.  The Company will issue new shares of common stock upon any share option exercise.

The Company uses the Black-Scholes option-pricing model in determining the fair value of the options granted. The estimated fair value of the Company’s common stock used in the option pricing model is based on a combination of the cost, income, and transaction valuation approaches.

Adopted Accounting Pronouncements

The Company early adopted Financial Accounting Standards Board’s Accounting Standards Update (“ASU”) No. 2014-10 Development Stage Entities in preparation of these financial statements. As a result of adopting ASU No. 2014-10, the Company does not make the financial reporting distinction between development stage entities and other reporting entities. In addition, ASU No. 2014-10 eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

Note 3. Accrued Liabilities

Accrued liabilities consist of the following:

	September 30,	December 31,
	2015	2014
Professional fees	$178,000	$24,000
Interest	36,000	6,000
Related party expenses	17,000	8,000
Other	9,000	6,000
Total	$240,000	$44,000

Note 4. Related Party Loans Payable

In June 2014, the Company borrowed $20,000 from a relative of one of the Company’s stockholders. The loan was payable on demand and provided for monthly payments of interest at an annual rate of 30%. Interest payments began on July 1, 2014. In October 2014, the lender agreed to reduce the interest rate on the loan to an annual rate of 15%. The Company received additional loan proceeds of $60,000 in December 2014 and issued a note for the then outstanding loan balance of $80,000 with a maturity date of December 2015. The note provided for interest only payments based on annual interest on the unpaid principal of 25%. The outstanding principal note was repaid in full in June 2015. Interest expense for the nine months ended September 30, 2015 and the period ended September 30, 2014 was $9,000 and $1,000, respectively.

In March 2015, the Company borrowed $45,000 from certain stockholders. The loans had a maturity date of May 2015 and provided for monthly payments of interest based on the one month LIBOR. The note was repaid in full in May 2015 with related interest being waived by the loan holders.

In July 2015 and September 2015, the Company borrowed $100,000 and $50,000, respectively from a relative of one of the Company’s stockholders. The $100,000 loan had a maturity date of August 2016 and provided for monthly payments of interest at an annual rate of 25%. Interest of $5,000 is payable at maturity. The $50,000 loan has a maturity date of October 2016 and provides for monthly payments of interest at an annual rate of 25% beginning October 2015. Total interest expense incurred on these loans was approximately $5,000 for the nine months ended September 30, 2015.

In September 2015, the Company borrowed $65,000 from certain stockholders. The loans had a maturity date of December 2015 and November 2016 and provide for monthly payments of interest based on the one month LIBOR, beginning in October 2015.

Aggregate annual future maturities of loans payable are as follows at September 30, 2015:

2015	$45,000
2016	170,000
$215,000

Note 5. Convertible Notes Payable

The Company issued $250,000 of convertible notes for cash during 2014 and an additional $600,000 of convertible notes through September 30, 2015. The notes provide for interest at 6% per annum. The unpaid principal amount together with unpaid interest shall be due and payable within eighteen months from the date of the issuance of the note. If the Company enters into a transaction prior to the notes maturing whereby more than 50% of the Company’s capital stock is transferred, the note holders may elect to convert immediately all of their notes and accrued interest. For notes with principal aggregating to $350,000, the number of common shares issued upon a conversion equals the outstanding principal on the notes and accrued and unpaid interest divided by the lower of (i) 80% of the fully diluted price per share of common stock paid in the transaction or (ii) $3.0 million divided by the then outstanding shares of the Company’s capital stock. For notes with principal aggregating $500,000, the number of common shares issued upon a conversion equals the outstanding principal on the notes and accrued and unpaid interest divided by the lower of (i) 80% of the fully diluted price per share of common stock paid in the transaction or (ii) $8.0 million divided by the then outstanding shares of the Company’s capital stock. The first criteria represents a contingent redemption feature that may be settled in a variable number of shares, a form of net settlement, and is accounted for separately as a derivative. See Note 6.

At September 30, 2015 and December 31, 2014, the unamortized discount on the convertible notes is $133,000 and $51,000, respectively, which will be fully amortized by November 2016. The effective annual interest rate is 28%. Interest expense for the nine months ended September 30, 2015 based on the convertible notes coupon interest rate and amortization of the discount was $27,000 and $69,000, respectively. Interest expense for the period ended September 30, 2014 based on the convertible notes coupon interest rate and amortization of the discount was $1,000 and $4,000, respectively.

Aggregate annual future maturities of the convertible notes payable are as follows at September 30, 2015:

2015	$-
2016	850,000
$850,000

Note 6. Derivative Liability

The Company’s derivative liability consists of the fair value of the embedded redemption feature contained within the Company’s convertible debt. As described in Note 5 above, upon a conversion event, if the note holders elect to convert their notes into common stock, or the notes are automatically converted in a qualified financing, the Company is required to issue to the note holders a certain number of shares of common stock based on a formula.

The fair value of the derivative liability was determined based on the difference in the probability adjusted fair value of the host instrument, at each respective measurement date, with and without the embedded feature. The fair value of the common stock was based on a combination of the cost, income, and transaction valuation approaches. This valuation methodology is classified as Level 3 within the fair value hierarchy. The fair value of the derivative liability would not be significantly different as long as the Company’s per share price does not exceed $880 and $845 as of September 30, 2015 and December 31, 2014, respectively. If the fair value of Company common stock exceeds $836 per share, the fair value of the derivative liability could increase substantially.

The change in fair value of the derivative of $164,000 and $0 for the nine months ended September 30, 2015 and 2014, respectively, is reported as an unrealized loss on derivative in the statements of operations.

Note 7. Line of Credit

In September 2015, the Company entered into a line of credit facility with a third party that allowed for borrowings of up to $1.3 million, bearing interest at 5% per annum. No amounts were drawn on the line of credit.

Note 8. Stockholders’ Equity

The Company is authorized to issue up to 5,000 shares of common stock with a par value of $0.01 per share and issued 3,920 shares of common stock to its founding stockholders for cash consideration aggregating $48,000. The Company issued an additional 80 common shares in May 2014 for cash consideration aggregating $8,000.

Note 9. Stock-Based Compensation to Non-Employees

In July 2014, the Company adopted the 2014 Omnibus Stock Incentive Plan (the “Plan”), as amended, authorizing awards of up to an aggregate 600 shares of common stock subject to adjustment. Awards under the Plan include incentive stock options, stock appreciation rights, non-qualified stock options, restricted stock, or shares of common stock.

The Company’s board of directors (“Board of Directors”) may grant an award to a participant. The terms and conditions of the award, including the quantity, price, vesting periods and other conditions on exercise will be determined by the Board of Directors.

During the nine months ended September 30, 2015, the Company granted 49 fully vested non-forfeitable options to certain non-employees with a maximum contractual exercise term of ten years from the date of grant. The grant date fair value of the stock-based compensation was $22,000.

The following assumptions were used in the Black-Scholes option-pricing model to estimate the fair value for options granted for the nine months ended September 30:

	2015	2014
Expected life in years	5	5
Dividend per share	-	-
Volatility	60%	60%
Risk free interest rate	1.22% - 1.50%	1.63% - 1.82%

The expected term is based on the simplified method, which uses the mid-point of the vesting and contractual terms of the options as there is no historical exercise data to rely on. Management assumed a zero dividend rate and no dividends to be paid on its common stock. The volatility rate was based on the median historical share volatility of a group of publicly traded companies in similar lines of business as the Company. The risk free interest rate was based on the U.S. Treasury yields for instruments with terms consistent with the expected term of the awards as of the measurement date.

There were no non-vested options outstanding as of September 30, 2015.

Information related to outstanding stock options for the nine months ended September 30, 2015 is as follows:

		Weighted Average Exercise
	Number of Shares	Price per Share
Outstanding at December 31, 2014	435	$777.59
Granted	49	$1,250.00
Exercised	-	$-
Expired	-	$-
Forfeited	(32)	$1,250.00
Outstanding at September 30, 2015	452	$795.35

The outstanding options at September 30, 2015 are all exercisable and have a weighted average remaining life of 9.04 years.

The following table describes options activity for the nine months ended September 30:

	2015	2014
Weighted average grant date fair value per share	460.20	$80.98
Exercised, weighted average intrinsic value per share	-
Total stock-based compensation to non-employees	43,000	$18,000

The weighted average 2015 measurement date fair value per share was $723.65 for 40 options that were non-vested as of December 31, 2014, which subsequently became fully vested during the nine months ended September 30, 2015.

The total compensation costs of options recognized in the statements of operations for the nine months ended September 30, is as follows:

	2015	2014
Cost of revenue	$23,000	$4,000
Development	20,000	14,000
Total	$43,000	$18,000

Note 10. Income Taxes

The provision for income taxes for the nine months ended September 30, consists of:

	2015	2014
Current
Federal	$-	$-
State	-	-
Total current	-	-

Deferred
Federal	290,000	63,000
State	155,000	33,000
Total deferred	445,000	96,000
Change in valuation allowance	(445,000)	(96,000)
Total provision for income taxes	$-	-

The reconciliation of effective income tax rate for the nine months ended September 30, is as follows:

	2015	2014
Benefit on loss at federal statutory rate	$(462,000)	$(76,000)
State tax benefit, net of federal benefit	(102,000)	(22,000)
Nondeductible expenses	119,000	2,000
Valuation allowance	445,000	96,000
Total provision for income taxes	$-	$-

The components of the deferred income tax asset are as follows:

	September 30, 2015	December 31, 2014
Deferred income tax assets:
Accrual to cash adjustment	$169,000	$14,000
Stock-based compensation	45,000	18,000
Net operating loss carry-forward	422,000	159,000
Total deferred tax assets before valuation allowance	636,000	191,000
Less: valuation allowance	(636,000)	(191,000)
Net deferred income tax assets	$-	$-

The Company’s cumulative losses since inception is considered significant negative evidence in evaluating the realizability of deferred tax assets, that is difficult to overcome. In light of the Company’s losses since inception, management is not able to conclude that it is more likely than not that its deferred tax assets will be realized and has recorded a full valuation allowance against.

At September 30, 2015, the Company had federal net operating loss tax carry forwards in the amount of $1.1 million available to offset future taxable income, which will expire in 2035. In addition, the Company reported a New York state net operating loss in the amount of $1.1 million and a corresponding New York City tax loss carryforward in the amount of $1.1 million. Under Section 382 of the Internal Revenue Code, the utilization of net operating loss carry-forwards may be limited based on changes in the ownership of the Company.

The Company’s federal and state income tax returns since inception are subject to examination by the applicable taxing authorities.

Note 11. Commitments and Contingencies

The Company leases its corporate office under a month-to-month operating agreement. Rent expense totaled $15,000 and $7,000 for the nine months ended September 30, 2015 and 2014, respectively.

Contingencies

From time to time, the Company may become a party to litigation and subject to claims incident to the ordinary course of business. Management accrues the estimated cost for resolution of legal and other contingencies when losses are probable and estimable.

On November 12, 2014, Spark Networks USA, LLC (“Spark Networks”) filed a complaint against the Company in the United States District Court for the Southern District of New York. Spark Networks’ complaint alleged the Company’s infringement of Spark Networks’ U.S. Patent No. 5,950,200 (“the ’200 patent”) and Spark Networks’ J-Family of trademarks through the development, use, and license of the Company’s mobile application JSwipe, as well as other violations of Spark Networks’ rights under Federal law and New York State law. On February 13, 2015, the Company filed its Amended Answer, Affirmative Defense and Counterclaims. Spark Networks filed its Answer to the Company’s Counterclaims on March 2, 2015. After conducting discovery for several months, and meeting with a neutral mediator, the parties mutually agreed to drop their respective cases.  In October 2015, Spark Networks announced the acquisition of the Company, where the Company’s founders will play an active role in managing the JSwipe product and expanding Spark Networks’ mobile dating capabilities.  On October 16, 2015, the District Court entered the parties’ joint Stipulation of Dismissal of all claims and counterclaims, without attorneys’ fees or costs to either party.

We have additional existing legal claims outstanding and may encounter future legal claims in the normal course of business. In our opinion, the resolutions of the existing legal claims are not expected to have a material adverse impact on our financial position or results of operations.

Note 12. Subsequent Events

Management evaluated subsequent events through December 28, 2015.

Change in Control of Company

On October 14, 2015, all of the Company’s outstanding shares were acquired by Spark Networks USA, LLC, an unrelated third party (the “Corporate Transaction”). The following activity occurred just prior to or simultaneously with the Corporate Transaction:

The Company and the holders of 282 outstanding options with a weighted average exercise price per option of $858 agreed to modify the exercise price to $0. The Company issued an additional 72 fully-vested options to non-employees for the purchase of common stock with a weighted average exercise price of $1,250 per option. The holders of the options converted an aggregate 524 options into 426 shares of common stock, net of shares held for settlement of the exercise price.

The Company additionally issued 88 shares of stock-based compensation in the form of fully vested common stock to non-employees.

The Company and the convertible note holders agreed to amend the note agreements allowing in the event of a transaction, such as the Corporate Transaction, for the note holder to either elect to have its note prepaid at the closing of the transaction in an amount equal to 125% of the outstanding principal in full satisfaction of all unpaid principal and interest or to convert immediately prior to the transaction all but not less than all of the then unpaid principal and interest on the notes into the Company’s common stock with the number of shares to be issued upon such conversion equal to the aggregate unpaid principal and interest divided by $3.0 million or $8.0 million, depending on when the convertible notes were originally issued, divided by the then outstanding shares of the Company’s capital stock. The convertible note holders with outstanding principal of $100,000 elected to be repaid in cash and received $125,000 as repayment of the notes. The remaining convertible note holders aggregating $750,000 of outstanding principal elected to convert into 957 shares of Company common stock.

The holders of related party loans payable aggregating $215,000 in outstanding principal and the related accrued interest were repaid in full from the Corporate Transaction proceeds.